Exhibit 4(l)

SCHUTZENGEL TELECOM, INC.

(Seller)

PHILIPPINE LONG DISTANCE TELEPHONE COMPANY

GLOBE TELECOM, INC.

(Purchasers)

and

BOW ARKEN HOLDING COMPANY, INC.

(Company)

SALE AND PURCHASE AGREEMENT

RELATING TO THE SALE AND PURCHASE OF 100.00%

EQUITY INTEREST IN BOW ARKEN HOLDING COMPANY, INC.

30 May 2016

This SALE AND PURCHASE AGREEMENT (the “Agreement”) is dated May 30, 2016 (the “Signing Date”), by and among:

SCHUTZENGEL TELECOM, INC., a corporation organized and existing under the laws of the Republic of the Philippines, with office address at Central Avenue, New Era, Quezon City, represented herein by its Director, Mr. Jose A. Ramos, Jr. (hereinafter, the “Seller”);

PHILIPPINE LONG DISTANCE TELEPHONE COMPANY, a corporation organized and existing under the laws of the Republic of the Philippines, with office address at Ramon Cojuangco Building, Makati Avenue, Makati City, represented herein by its Chairman and President, Mr. Manuel V. Pangilinan (hereinafter, “PLDT”);

GLOBE TELECOM, INC., a corporation organized and existing under the laws of the Republic of the Philippines, with office address at The Globe Tower, 32nd Street corner 7th Avenue, Bonifacio Global City, Taguig City, represented herein by its President and Chief Executive Officer, Mr. Ernest L. Cu (hereinafter, “GLOBE” and together with PLDT, the “Purchasers”);

– and –

BOW ARKEN HOLDING COMPANY, INC., a corporation organized and existing under the laws of the Republic of the Philippines, with office address at Unit 701 Emerald Building, No. 24 F. Ortigas, Jr. Road, Pasig City, represented herein by its Director, Mr. Jose A. Ramos, Jr. (“LB Holdco” or the “Company”).

(The Seller, PLDT, GLOBE and LB Holdco are at times individually referred to as a “Party” and collectively, as the “Parties”.)

WHEREAS:

(A)	The Seller is the registered and beneficial owner of 250,000 common shares of stock, which comprise in the aggregate one hundred percent (100%) of the entire issued and outstanding capital stock of LB Holdco on a fully-diluted basis with a remaining subscription payable amounting to Eighteen Million Seven Hundred Forty Nine Thousand Nine Hundred Pesos (PHP18,749,900.00) as set out in Schedule 1 (the “Sale Shares”);

(B)	LB Holdco, through its subsidiary identified in Schedule 2 (the “LB Holdco Subsidiary”), owns and possesses the Franchises to operate and maintain telecommunications service in the Philippines as set out in Schedule 3(A) (the “Franchises”), and the LB Holdco Subsidiary have been assigned the frequencies listed in Schedule 3(B) (the “Frequencies”) pursuant to the Franchises (the Franchises and the Frequencies are collectively referred to as the “Telco Assets”);

(C)	The Seller has extended various shareholder advances and other advances to LB Holdco and LB Holdco Subsidiary, in the aggregate amount of Four Hundred Seventy Five Million Nine Hundred Ninety Five Thousand Seven Hundred Eighty Eight Pesos (PHP475,995,788.00) as of the Signing Date, details of which are set out in Schedule 4 (the “Outstanding Advances”);

(D)	The Seller has agreed to sell, transfer and convey the Sale Shares in favor of the Purchasers, and the Purchasers have agreed to purchase and acquire from the Seller such Sale Shares on a 50-50 basis, on the underlying consideration that the purchase of the Sale Shares will result in the Purchasers acquiring and owning LB Holdco which in turn owns, directly or indirectly, all the rights, title and interests in and to the Telco Assets through the LB Holdco Subsidiary;

(E)	The Purchasers have agreed to purchase from the Seller on a 50-50 basis, and the Seller has agreed to sell to the Purchasers, the Outstanding Advances under the terms and conditions set forth in this Agreement;

(F)	LB Holdco as the issuer of the Sale Shares, desires to assist the Seller and the Purchasers to implement the transactions contemplated herein, and for such purpose have agreed to perform certain obligations as set forth in this Agreement; and

(G)	The Seller has agreed that, concurrent with the purchase by the Purchasers of the Sale Shares, the Purchasers will also acquire from the Other Sellers the shares and outstanding shareholder advances and other advances described in Schedule 5 (collectively, the “Concurrent Transactions”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1	Definitions. When used in this Agreement, unless the contrary intention appears or a different meaning is called for in the context of another provision in this Agreement, the capitalized terms shall have the meanings assigned to them in Schedule 6 unless the context otherwise requires or they are expressly assigned a different meaning.

1.2	References. References to Sections, Recitals and Schedules are, unless otherwise stated, to sections, clauses and recitals of and schedules to this Agreement. Section headings are for convenience only and shall not affect the construction of this Agreement. The terms and conditions set out in the Recitals and Schedules are incorporated into and form part of this Agreement. References to this Agreement shall include the Recitals and Schedules. In construing this Agreement, the singular shall include the plural and vice versa. Reference to any statute or statutory provision shall include any statute or statutory provision which amends or replaces, or has amended or replaced, it and shall include any subordinate legislation made under the relevant statute.

1.3	Date or Time. Any reference to a date or a time of day is a reference to Philippine Standard time.

1.4.	Schedules and Annexes. The following schedules and annexes attached to this Agreement shall form integral parts hereof:

Schedule 1	Sale Shares
Schedule 2	Information on LB Holdco Subsidiary
Schedule 3(A)	List of Franchises
Schedule 3(B)	List of Frequencies
Schedule 4	Details of Outstanding Advances
Schedule 5	Concurrent Transactions
Schedule 6	Definitions
Schedule 7(A)	Seller Warranties
Schedule 7(B)	Purchaser Warranties
Schedule 8	List of Resigning Directors

Annex A-1	Form of Deed of Assignment of Subscription Rights
Annex A-2	Form of Deed of Absolute Sale of Shares
Annex B	Form of Deed of Assignment of Outstanding Advances
Annex C	Form of First Payment Certificate
Annex D	Form of Irrevocable Proxy
Annex E	Form of Notice to PCC
Annex F	Form of Second Payment SBLC and Final Payment SBLC

ARTICLE II

SALE AND PURCHASE OF SALE SHARES AND OUTSTANDING ADVANCES;

ASSUMPTION OF TOTAL LIABILITIES

2.1.	Sale and Purchase of Sale Shares. Subject to the First Payment Milestone referred to in Section 3.3, and without prejudice to and in accordance with the Terms and Manner of Payment under Article III hereof:

(a)	The Seller hereby sells, transfers, assigns and conveys in favor of the Purchasers, and the Purchasers hereby purchase, acquire and accept from the Seller on a 50-50 basis, free and clear of any Encumbrance, the Sale Shares as set out in Schedule 1 hereof, and all of the Seller’s rights and interests therein, including full voting rights and the rights to any dividend or other distribution declared, made or payable after the First Payment Date;

(b)	The Seller hereby sells, transfers, assigns and conveys in favor of the Purchasers, and the Purchasers hereby purchase, acquire and accept from the Seller on a 50-50 basis, free and clear of any Encumbrance, the Outstanding Advances and all of the Seller’s rights and interests therein; and

(c)	The sale and purchase contemplated herein shall be for all of the Sale Shares and the Outstanding Advances. Unless expressly agreed otherwise in writing by the Purchasers, the First Payment Milestone shall not occur unless the sale and purchase transaction among the Parties is for all, and not only some, of the Sale Shares and the Outstanding Advances.

2.2.	Assumption of Total Liabilities. Subject to the First Payment Milestone referred to in Section 3.3, and without prejudice to and in accordance with the Terms and Manner of Payment under Article III hereof, the Purchasers, through LB Holdco and the LB Holdco Subsidiary (as may be appropriate), shall assume the Total Liabilities from and after the First Payment Date.

2.3.	Purchase Price. The aggregate purchase price payable to the Seller shall be Five Hundred Seventy Five Million Nine Hundred Ninety Five Thousand Seven Hundred Eighty Eight Pesos (PHP575,995,788.00) (the “Purchase Price”), consisting of the following:

(a)	One Hundred Million Pesos (PHP100,000,000.00) as purchase price for the Sale Shares (the “Sale Shares Purchase Price”); and

(b)	Four Hundred Seventy Five Million Nine Hundred Ninety Five Thousand Seven Hundred Eighty Eight Pesos (PHP475,995,788.00) as purchase price for the Outstanding Advances (the “Outstanding Advances Purchase Price”).

ARTICLE III

TERMS AND MANNER OF PAYMENT

3.1	Terms of Payment. Subject to the First Payment Milestone referred to in Section 3.3 below, the Purchase Price shall be payable to the Seller on a deferred basis on the payment dates and in the amounts set forth below, unless otherwise agreed by the Parties in writing:

(a)	On the First Payment Date referred to in Section 3.3 below, the amount of Two Hundred Eighty Seven Million Nine Hundred Ninety Seven Thousand Eight Hundred Ninety Six Pesos (PHP287,997,896.00) representing fifty percent (50%) of the Purchase Price (the “First Payment”);

(b)	On December 1, 2016 (the “Second Payment Date”), the amount of One Hundred Forty Three Million Nine Hundred Ninety Eight Thousand Nine Hundred Forty Six Pesos (PHP143,998,946.00) representing twenty five percent (25%) of the Purchase Price (the “Second Payment”); and

(c)	On May 30, 2017 (the “Final Payment Date”), the amount of One Hundred Forty Three Million Nine Hundred Ninety Eight Thousand Nine Hundred Forty Six Pesos (PHP143,998,946.00) representing twenty five percent (25%) of the Purchase Price (the “Final Payment”).

3.2	Manner of Payment. Subject to the First Payment Milestone referred to in Section 3.3 below, the Purchase Price shall be payable to the Seller as follows:

(a)	On the First Payment Date:

(1)	the First Payment shall be paid not later than 11:00 a.m. through the delivery of two (2) manager’s checks payable to the Seller covering the amount thereof; and

(2)	the Purchasers shall deliver to the Seller, as security for the Second Payment and the Final Payment, an irrevocable standby letter(s) of credit from an issuing bank, and under terms and conditions, acceptable to the Seller covering the amount of the Second Payment (the “Second Payment SBLC”) and the Final Payment (the “Final Payment SBLC”), in the form of Annex F.

(b)	On the Second Payment Date, the Second Payment shall be paid through the delivery of two (2) manager’s checks payable to the Seller covering the amount thereof. If the Purchasers fail to pay the full amount of the Second Payment by 11:00 a.m. of the Second Payment Date, such failure shall be deemed as non-performance of the Purchasers’ obligations to pay the Second Payment in full on such date. The Seller shall have the right to immediately and unconditionally draw any unpaid portion of the Second Payment under the Second Payment SBLC.

(c)	On the Final Payment Date, the Final Payment shall be paid through the delivery of two (2) manager’s checks payable to the Seller covering the amount thereof. If the Purchasers fail to pay the full amount of the Final Payment by 11:00 a.m. of the Final Payment Date, such failure shall be deemed as non-performance of the Purchasers’ obligations to pay the Final Payment in full on such date. The Seller shall have the right to immediately and unconditionally draw any unpaid portion of the Final Payment under the Final Payment SBLC.

(d)	For the avoidance of doubt, the Seller hereby agrees that the delivery of the two (2) manager’s checks for the First Payment, the Second Payment, and the Final Payment, including any amount drawn from the Second Payment SBLC and/or the Final Payment SBLC, if appropriate, shall be deemed full compliance by the Purchasers with their obligation to pay the Purchase Price, without prejudice to the obligation to make additional payments to the Seller (if any) pursuant to Article VI of this Agreement.

3.3	First Payment Milestone. The full payment of the Purchase Price and the performance by each of the Parties of their respective obligations under this Agreement from and after the Signing Date, shall be subject to the fulfillment and satisfaction of each of the First Payment Deliverables set out in Section 3.4 below (the “First Payment Milestone”).

The date on which the First Payment Milestone shall have occurred is referred to in this Agreement as the “First Payment Date”.

3.4	Deliverables. The obligations of each of the Seller and the Purchasers to complete and consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the First Payment Date of each of the following conditions and deliverables (the “First Payment Deliverables”), any one or more of which may be waived in writing, in whole or in part, by the Purchasers:

(a)	As to the obligations of both the Seller and the Purchasers:

(1)	The Parties shall have filed the relevant notice with the Philippine Competition Commission (“PCC”) in accordance with the relevant PCC memorandum circular, substantially in the form of Annex E;

(2)	No Law, or other legally binding resolution or order, writ, injunction, restraining order or decree of any Governmental Authority, shall be in effect which would restrain or prohibit the Parties from executing the Definitive Agreements, or making the First Payment as contemplated in this Agreement; and

(3)	No Material Adverse Change shall have occurred.

(b)	Seller Deliverables as to the obligations of the Purchasers:

(1)	The Sale Shares sold by the Seller to the Purchasers constitute one hundred percent (100%) of the total issued and outstanding capital stock of LB Holdco;

(2)	At or prior to the First Payment Date, all corporate actions, approvals and other proceedings required for the consummation and implementation by the Seller and LB Holdco of the transactions contemplated in the Definitive Agreements (including specifically the sale, transfer, assignment and conveyance of the Sale Shares and the Outstanding Advances in favor of the Purchasers), shall have been obtained by the Seller and LB Holdco, and shall be in full force and effect, evidence of such authorizations or approvals satisfactory to the Purchasers shall have been submitted by the Seller and LB Holdco to each of the Purchasers;

(3)	At or prior to the First Payment Date, all (a) filings, permits, authorizations (other than the Tax Clearance/CAR), (b) Third Party Consents (other than Third Party Consents disclosed to the Purchasers in writing), and (c) other approvals and waivers, for the consummation and implementation by the Seller and LB Holdco of the transactions contemplated in the Definitive Agreements (including specifically the sale, transfer, assignment and conveyance of the Sale Shares and the Outstanding Advances in favor of the Purchasers) required under applicable Law to be obtained by the Seller and/or under agreements entered into by the Seller, LB Holdco, or LB Holdco Subsidiary (including the terms of any shareholders’ agreements and/or loan agreements entered into by any of the Seller, LB Holdco, or LB Holdco Subsidiary), shall have been obtained by the Seller and LB Holdco, and shall be in full force and effect, evidence of such authorizations or approvals satisfactory to the Purchasers shall have been submitted by the Seller and LB Holdco to each of the Purchasers;

(4)	All of the payment milestones and deliverables under the separate definitive agreements covering the Concurrent Transactions shall have been fulfilled, and the implementation of the transactions as contemplated under the said agreements shall have occurred or, in the sole reasonable determination of the Purchasers, will occur simultaneously with the First Payment Milestone;

(5)	The covenants and agreements required to be complied with by the Seller and LB Holdco as provided in this Agreement shall have been complied with prior to or as of the First Payment Date, and generally no event of default or any other event which, with the giving of notice or lapse of time or both, would be an event of default under this Agreement, has occurred and is continuing;

(6)	All the representations and warranties of the Seller and LB Holdco contained in Schedule 7(A) hereof shall have been true and correct when made, and shall be true and correct as of the First Payment Date, with the same force and effect as if made on the First Payment Date; and

(7)	The Resigning Directors shall have submitted their letters of resignation to LB Holdco, effective as of the First Payment Date.

(c)	Purchasers Deliverables as to the obligations of the Seller:

(1)	At or prior to the First Payment Date, all corporate actions, approvals and other proceedings required for the consummation and implementation by the Purchasers of the transactions contemplated in the Definitive Agreements (including specifically the purchase, acquisition and acceptance of the Sale Shares and Outstanding Advances from the Seller), shall have been obtained by each of the Purchasers, and shall be in full force and effect, evidence of such authorizations or approvals satisfactory to the Seller shall have been submitted by each of the Purchasers to the Seller;

(2)	The covenants and agreements required to be complied with by the Purchasers as provided in this Agreement shall have been complied with prior or as of the First Payment Date, and generally no event of default or any other event which, with the giving of notice or lapse of time or both, would be an event of default under this Agreement, has occurred and is continuing; and

(3)	All the representations and warranties of the Purchasers contained in Schedule 7(B) hereof shall have been true and correct when made, and shall be true and correct as of the First Payment Date, with the same force and effect as if made on the First Payment Date.

3.5	Reasonable Endeavors. The Parties shall use their reasonable endeavors to obtain the fulfillment and satisfaction of the First Payment Deliverables set out in Section 3.4 above. For this purpose, the Parties agree to jointly file and submit: (i) the relevant notice with the PCC in accordance with the relevant PCC memorandum circular; and (ii) the required disclosure to the SEC and PSE, pursuant to the SRC. They shall also keep each other promptly informed of any circumstances that may result in any other First Payment Deliverable not being satisfied in accordance with its terms.

3.6	Activities Prior to First Payment Milestone.

For the orderly conduct of the First Payment Milestone, no later than one (1) day prior to the First Payment Date, the Seller shall provide each of the Purchasers with (i) a copy of the DST return signed and ready to be filed by the Seller with the BIR in respect of its sale of the Sale Shares, and (ii) the name of the particular BIR revenue district office or the proper BIR payee of the manager’s check covering the DST payment on the Sale Shares.

3.7	First Payment Acts. Subject to the fulfillment (or waiver by the relevant Party) of the First Payment Deliverables set forth in Section 3.4, the First Payment Milestone will take place at 10:00 a.m. on the First Payment Date or such other time and in such location as the Parties may agree in writing. On the First Payment Date, provided that all the First Payment Deliverables have been fulfilled or otherwise waived in writing by the relevant Party, the Parties shall implement each of the following actions (the “First Payment Acts”):

(a)	Acts Required of each of the Seller and LB Holdco. The Seller (and LB Holdco as the case may be) shall deliver each of the following to each of the Purchasers:

(1)	Duly executed Deeds of Assignment of Subscription Rights and Deeds of Absolute Sale of all the Sale Shares belonging to the Seller in favor of the Purchasers (substantially in the forms attached as Annex A-1 and Annex A-2, respectively), evidencing the sale, assignment, transfer, and conveyance by the Seller of the Sale Shares in favor of the Purchasers (the “Deeds of Assignment of Subscription”);

(2)	Evidence of the annotation of the execution of the Deeds of Assignment of Subscription Rights in the stock and transfer book of LB Holdco;

(3)	Duly executed Deeds of Assignment of all the Outstanding Advances in favor of the Purchasers (substantially in the form attached as Annex B), evidencing the sale, assignment, transfer, and conveyance by the Seller of the Outstanding Advances in favor of the Purchasers (the “Deeds of Assignment of Outstanding Advances”);

(4)	All original stock certificates evidencing the Sale Shares duly endorsed in blank by the registered owners, including the original of the stock certificates for shares of stock in LB Holdco beneficially owned by the Seller and registered in the names of its nominee directors who hold such shares as nominees of the Seller, duly endorsed in blank by such nominee directors, or in the absence thereof, all subscription agreements covering the Sale Shares held by the Seller and its nominee directors;

(5)	Copy of the CGT return signed and ready to be filed by the Seller with the BIR in respect of the sale of the Sale Shares;

(6)	Duly signed deeds of assignment or deeds of trust or nominee agreements from each of the Resigning Directors listed in Schedule 8 dated as of the First Payment Date, transferring legal or beneficial ownership over the qualifying shares to the replacement directors to be identified and nominated by the Purchasers prior to the First Payment Date;

(7)	Duly executed letters of resignation of each of the directors listed in Schedule 8 dated as of the First Payment Date;

(8)	An original sworn certificate of the Seller’s Corporate Secretary or equivalent officer containing the resolution/s or approval/s of the Board of Directors (or equivalent governing body) and shareholders, if applicable, approving the sale of its Sale Shares, and the execution, delivery, and performance by the Seller of this Agreement and each of the Definitive Agreements and, designating in each case, the Person or Persons authorized to sign this Agreement and each of the Definitive Agreements, on behalf of the Seller, including the specimen signature/s of such authorized signatory/ies;

(9)	The First Payment Certificate from the Seller, in the form attached hereto as Annex C, certifying and confirming that (A) the First Payment Deliverables of the Seller under Section 3.4(b) have been satisfied, (B) the Seller Warranties set forth in Schedule 7(A) are true and correct when made and on the First Payment Date with the same force and effect as though such representations and warranties had been made on and as of and the First Payment Date, and (C) the Seller has performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement which the Seller is required to perform or comply with, in all respects;

(10)	Irrevocable proxies (substantially in the form attached as Annex D) executed by the Seller, constituting each of the Purchasers as its attorney-in-fact, with full power and authority to vote the Sale Shares on a 50-50 basis at any meeting of the shareholders of LB Holdco that may be convened from and after the First Payment Date, and to do any and all acts related to their exercise of its rights as a stockholder in the LB Holdco from and after the First Payment Date; and

(11)	LB Holdco’s stock and transfer book, stock certificate book, minutes book, corporate dry seal, original Articles of Incorporation and By-Laws and all amendments thereto.

(b)	Acts Required of each of the Purchasers. Each of the Purchasers shall deliver each of the following to the Seller:

(1)	An original sworn certificate of each of the Purchasers’ Corporate Secretary or equivalent officer containing the resolution/s or approval/s of the Board of Directors (or equivalent governing body) approving the execution, delivery, and performance by the each of the Purchasers of this Agreement and each of the Definitive Agreements and, designating the Person or Persons authorized to sign this Agreement and each of the Definitive Agreements on its behalf, including the specimen signature/s of such authorized signatory/ies;

(2)	Manager’s checks for the First Payment;

(3)	Second Payment SBLC;

(4)	Final Payment SBLC;

(5)	Manager’s checks for the Seller issued in the name of the particular BIR revenue district office or the proper BIR payee, in the amount equal to the payment required for the DST for the transfer of Sale Shares;

(6)	Duly executed Deeds of Assignment of Subscription Rights; and

(7)	Duly executed Deeds of Assignment of Outstanding Advances.

(c)	Resignation of Directors. On the First Payment Date, LB Holdco shall cause the holding of a special shareholders’ meeting for the purpose of accepting the resignation of the Resigning Directors, and electing the Incoming Directors to the Board of Directors of LB Holdco.

3.8	Payment of Fees, Expenses and Taxes.

(a)	Income or Capital Gains Tax

(i)	The Seller shall pay the income or CGT, if any, and file the corresponding returns covering the income tax or CGT, within the reglementary period for filing and paying the same, and provide proof of payment of the taxes arising from the sale of the Sale Shares, or provide proof of tax exemption therefrom. The Seller shall furnish a copy of the relevant tax return or tax-exempt ruling to each of the Purchasers.

(ii)	The Seller shall file the CGT returns and pay the CGT due on the sale of the Sale Shares within the reglementary period for filing and paying the same, and, within three (3) days from filing and payment thereof, provide each of the Purchasers with a copy of the CGT return duly filed and evidencing that CGT have been paid with the authorized agent bank of the appropriate BIR Revenue District. Immediately thereafter, the Seller shall procure the issuance of the Tax Clearance/CAR.

(b)	Documentary Stamp Tax.

(i)	The DST on the transfer of the Sale Shares shall be for the account of the Purchasers. The Seller shall arrange the payment thereof upon receipt of separate manager’s checks from each of the Purchasers in the amounts of the DST on the Sale Shares of each of the Purchasers.

(ii)	Within the reglementary period for filing and paying the same, the Seller shall file with an authorized agent bank of the appropriate BIR Revenue District the DST return and pay the DST due on the sale of the Sale Shares. The Seller shall provide each of the Purchasers proof of payment of the DST on the transfer of their Sale Shares within three (3) Business Days from payment thereof.

(c)	Other Fees, Costs and Expenses. All other fees, costs and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement and the Definitive Agreements, as well as those arising out of or in connection with this Agreement shall be borne and paid by the Party incurring such fees, costs and expenses. The fees in respect of the Second Payment SBLC and Final Payment SBLC shall be for the account of the Purchasers.

(d)	Tax Clearance/CAR. The Seller shall be responsible for obtaining from the BIR the Tax Clearance/CAR for the Sale Shares. The Seller shall secure the Tax Clearance/CAR as soon as practicable after the First Payment Date, and in any event not later than six (6) months from such date or such longer period as the Parties may agree.

ARTICLE IV

COVENANTS and UNDERTAKINGS

4.1	Mutual Covenants.

(a)	Each Party shall cooperate and use best efforts to prepare and file as soon as practicable all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use best efforts to obtain any necessary Governmental Authorizations, which it is required to obtain under this Agreement. The Parties further agree to use best efforts to perform any act, comply with any requirement, make any undertaking or obtain any clearance or approval required by any Governmental Authority or applicable Law.

(b)	The Parties also agree to cooperate with each other and in good faith in defending against any and all claims, demands, suits or proceedings (commenced by any Person or Governmental Authority) asserted against any of the Parties relating to, resulting from or arising out of the transactions contemplated by this Agreement.

4.2	Non-Compete.

(a)	The Seller undertakes that the Seller and its Affiliates shall not, within a period of five (5) consecutive years after the First Payment Date, engage, directly or indirectly, in any business, undertaking or enterprise that is competitive with or antagonistic to the telecommunications services of the Purchasers and their Affiliates (the “Restricted Business”). For the avoidance of doubt, the Parties agree that restriction in this Section 4.2 shall not apply to (1) any joint venture or similar agreement entered into by the Seller pursuant to Section 8.2(a); and (2) any acquisition by the Seller or its Affiliates of shares or any equity interest in any of the Purchasers or their Affiliates, LB Holdco and/or LB Holdco Subsidiary in case of any future divestment by the respective shareholders of the foregoing companies.

(b)	For purposes of this Section 4.2, the expression “competitive with” the Restricted Business shall include directly or indirectly carrying on (whether alone or in partnership or joint venture with anyone else) or otherwise being concerned with or interested in (whether as trustee, principal, agent, shareholder, unit holder or in any other capacity) any business similar to or competitive with the Restricted Business, except to the extent the Seller or its Affiliates shall take merely a trading position as a passive investor in shares representing no more than five percent (5%) of the issued and outstanding capital stock of any listed corporation engaged in the Restricted Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1	Warranties of the Seller and LB Holdco. Each of the Seller and LB Holdco hereby represents and warrants to each of the Purchasers that the statements set out in Schedule 7(A) (the “Seller Warranties”) are true, complete, and accurate and not misleading, and are deemed repeated as of the Signing Date and the First Payment Date, by reference to facts and circumstances on or immediately prior to the said dates; provided, however, that the indemnity obligation of the Seller for any breach of said Seller Warranties shall be governed by the provisions of Article VII on Indemnification and Limitations to Indemnity.

5.2	Warranties of the Purchasers. Each of the Purchasers hereby represents and warrants to the Seller and LB Holdco that the statements set out in Schedule 7(B) (the “Purchaser Warranties”) are true, complete, and accurate and not misleading, and are deemed repeated as of the Signing Date and the First Payment Date, by reference to facts and circumstances on or immediately prior to the said dates.

5.3	Breach of a Warranty Prior to First Payment Milestone. If, prior to the First Payment Milestone, the Purchasers become aware of a breach of any of the Seller Warranties (other than a breach of the Seller Warranties on ownership of Sale Shares and Telco Assets), the Purchasers shall still proceed with the First Payment Milestone and may seek indemnification for damages suffered as a result of such breach; provided, that the Purchasers’ right to seek indemnification shall be subject to Article VII (Indemnification and Limitations to Indemnity) of this Agreement.

5.4	Separate Warranty. Each Warranty is to be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement, save as expressly otherwise provided.

ARTICLE VI

DUE DILIGENCE AND PRICE ADJUSTMENT MECHANISM

6.1	Confirmatory Due Diligence. After the First Payment Date, the Purchasers shall have the right to conduct a corporate, financial, tax, legal, business and technical due diligence and review on the Sale Shares, LB Holdco, the LB Holdco Subsidiary and the Telco Assets (the “Confirmatory Due Diligence”) for a period not exceeding sixty (60) days from the First Payment Date (the “Confirmatory Due Diligence Period”); provided, however, that all documents, materials and information requested, and which may be in the possession of the Seller, shall have been complete and promptly provided to the Purchasers to determine whether any claim for adjustment or indemnification may be brought under terms to be agreed upon in this Agreement. For this purpose, the Seller shall give the Purchasers and their representatives such information relating to the Sale Shares, LB Holdco, the LB Holdco Subsidiary and the Telco Assets, which may be in the possession of the Seller and as may be reasonably requested by the Purchasers to complete the Confirmatory Due Diligence.

6.2	Validation Period and Adjustments. Within thirty (30) days after the end of the Confirmatory Due Diligence Period (“Validation Period”), the parties shall validate and agree on the amount of the Total Liabilities as of the First Payment Date.

(a)	If the Total Liabilities as of the First Payment Date are less than the Total Liabilities as of April 30, 2016, the Purchasers shall pay the variance to the Seller within thirty (30) days from the end of the Validation Period through the delivery of a manager’s check covering the amount of the variance.

(b)	If the Total Liabilities as of the First Payment Date are more than the Total Liabilities as of April 30, 2016, the Seller shall pay the variance to the Purchasers within thirty (30) days from the end of the Validation Period through the delivery of manager’s checks covering the amount of the variance.

The Purchasers undertake to provide the representative/s of the Seller reasonable access to the relevant financial records, documents, and people to determine and confirm the Total Liabilities as of the First Payment Date.

ARTICLE VII

INDEMNIFICATION AND LIMITATIONS TO INDEMNITY

7.1	Seller’s Liability for Indemnification. Subject to the limitations and qualifications provided for in this Article VII, the Seller shall indemnify, defend and hold harmless each of the Purchasers from and against any and all Losses in the event that:

(a)	any of the Seller Warranties given by the Seller and/or LB Holdco herein or in Schedule 7(A) is not true and correct in any material respect of the date made and said breach is not remediable or, if remediable, remains unremedied after forty five (45) days from the Seller’s receipt of written notice from the Purchasers; or

(b)	the Seller and/or LB Holdco fails to perform or comply in any material respect with any covenant or undertaking under this Agreement or any of the Definitive Agreements.

7.2	Limitations on the Seller’s Liability

(a)	Notwithstanding anything in this Agreement, the provisions in this Article VII shall operate to limit all liabilities of the Seller whatsoever under any and all claims (including Third Party Claims) for indemnification by the Purchasers under this Agreement (the “Indemnity Claims”).

(b)	No Indemnity Claims shall arise in respect of any Loss as contemplated above to the extent that liability for such breach occurs or is increased wholly or partly as a result of the passing of, or any change in, any Law, regulation or administrative practice not in effect at the First Payment Date whether with or without retrospective effect.

(c)	The Seller Warranties and the liability of the Seller under this Agreement shall be subject to and qualified by:

(i)	any matter or thing hereafter done or omitted to be done at the request in writing or with the approval in writing of the Purchasers or in accordance with the terms of this Agreement;

(ii)	any provisions on the limitation of the Seller’s liability as may at any time be agreed in writing by the Purchasers; and

(iii)	written disclosures made by the Seller on or before the Signing Date and accepted by the Purchasers.

(d)	The rights and remedies of the Purchasers under this Article VII are exclusive and in lieu of any and all other rights and remedies that the Purchasers may have under this Agreement or otherwise for monetary relief with respect to any breach of or failure by the Seller to perform any representation, warranty, or covenant set forth in this Agreement.

7.3	De Minimis and De Maximis Claims. Notwithstanding anything to the contrary, the liability of the Seller in respect of Indemnity Claims shall be subject to the following limitations:

(a)	the Seller shall not be liable under this Agreement in respect of any individual Indemnity Claim (or a series of Indemnity Claims arising from substantially identical facts or circumstances) where the total Loss agreed or determined in respect of any such claim or series of claims does not exceed Five Million Pesos (PHP5,000,000);

(b)	the Seller shall not be liable under this Agreement in respect of any Indemnity Claim in Section 7.3(a) unless the aggregate amount of Losses for which the Seller would otherwise be liable under this Agreement exceeds Fifty Million Pesos (PHP50,000,000.00), in which case, the Seller shall be liable for the full amount of the Indemnity Claims subject to the maximum aggregate liability under Section 7.3(c); and

(c)	the maximum aggregate liability of the Seller shall be as follows:

(i)	the maximum aggregate liability of the Seller for Indemnity Claims relating to breach of Seller Warranties on ownership of the Sale Shares, the Outstanding Advances, or the Telco Assets, shall not exceed Six Hundred Ninety One Million Three Hundred Forty Eight Thousand One Hundred Seventy Five Pesos (PHP691,348,175.00);

(ii)	the maximum aggregate liability of the Seller for Indemnity Claims relating to breach of Seller Warranties by reason of fraud or non-disclosure of material contracts with suppliers for the supply and provisioning of goods and services relating to the rollout, maintenance and operation, and network infrastructure and facilities and the operation and provision of services shall not exceed Two Hundred Eighty Seven Million Nine Hundred Ninety Seven Thousand Eight Hundred Ninety Four Pesos (PHP287,997,894.00); and

(iii)	the maximum aggregate liability of the Seller for all other Indemnity Claims relating to breach of Seller Warranties not covered in Sections 7.3(c)(i) and 7.3(c)(ii) above, shall not exceed Nineteen Million Seven Hundred Fifty Two Thousand Eight Hundred Five Pesos (PHP19,752,805.00).

7.4	Time Limits. No Indemnity Claim shall be brought by the Purchasers against the Seller unless notice in writing of any such Indemnity Claim (specifying in reasonable detail the nature of the breach and the amount claimed in respect thereof and all matters relied upon together with supporting evidence) has been given to the Seller before the expiry of a period of: (i) five (5) years from the end of the Confirmatory Due Diligence Period in respect of Indemnity Claims relating to breach of Seller Warranties on ownership of and the title to the Sale Shares, the Outstanding Advances, or the Telco Assets; (ii) three (3) years from the end of the Confirmatory Due Diligence Period in respect of Indemnity Claims relating to breach of Seller Warranties on Taxes; and (iii) two (2) years from the end of the Confirmatory Due Diligence Period in respect of all other Indemnity Claims (the “Claim Period”, and the date of serving of notice of the Indemnity Claim, the “Claim Date”).

7.5	Conduct of Claims. In the event that any of the Purchasers becomes aware of any matter, which it has determined has given or could give rise to an Indemnity Claim:

(a)	The Purchasers shall immediately, and in any event within thirty (30) days from the time that either of the Purchasers learns of or discovers such an Indemnity Claim (the “Notice Period”), send a written notice to the Seller of the events, circumstances, claims and actions that have occurred and have become known to the Purchasers that comprise the Indemnity Claim (stating the amount of the Loss, if known) and that may bring about the application of Section 7.1 of this Agreement (the “Claim Notice”).

(b)	The Seller shall have thirty (30) days from its receipt of the Claim Notice (the “Reply Period”), to notify the Purchasers that it objects or disputes the Claim Notice or the amount or any aspect of the Indemnity Claim subject of the Claim Notice (the “Claim Objection”), or otherwise notify the Purchasers that it does not dispute the Claim Notice and accepts liability for the Indemnity Claim (the “Claim Acceptance”).

(c)	If the Seller fails to respond to the Claim Notice within the Reply Period, or sends a written notice of a Claim Acceptance within such period, then the Indemnity Claim shall be deemed accepted. The Purchasers may recover the amount of the Loss subject of the Indemnity Claim, and the Seller shall pay the amount thereof to the Purchasers in cash within thirty (30) days from the end of the Reply Period.

(d)	If within the Reply Period the Seller sends a written notice to the Purchasers of a Claim Objection, such notice shall state in detail the reasons why it does not accept liability for the Indemnity Claim.

(e)	If no agreement is reached by the Parties within thirty (30) days from the end of the Reply Period, notwithstanding earnest efforts to settle the Indemnity Claim, the matter shall be referred to the Claims Dispute Resolution procedure in Section 7.7 below.

7.6	Third Party Claim. If any of the Purchasers receives written notice of the assertion of any claim or demand by any Person who is not a Party or Affiliate of any Party (a “Third Party Claim”) against any of the Purchasers with respect to which an Indemnity Claim is to be sought or which may be sought by any such Purchaser from the Seller:

(a)	The Purchasers will give the Seller written notice thereof within a reasonable time from receipt of notice of the assertion of such claim or of the commencement of any claim, action or proceeding. Such notice shall describe the nature of the Third Party Claim in reasonable detail (including a copy of the Third Party Claim) and shall indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the Purchasers.

(b)	If the Seller notifies the Purchasers that it accepts liability for such claim, the Purchasers, in consultation with the Seller, shall enter into a settlement agreement with the third party claimant, and all costs and expenses for such settlement shall be for the account of the Seller.

(c)	If the Seller notifies the Purchasers that it does not accept liability for said claim, then the Purchasers and the Seller shall, at the expense of the Seller, cooperate with each other in good faith in defending against the claim or taking such other action as may be appropriate under the circumstances, taking into account the best interests of LB Holdco (or the LB Holdco Subsidiary, as appropriate) and advice of legal counsel.

(d)	In the event that the Purchasers and the Seller disagree on the course of action to be taken, the matter shall be referred to the Claims Dispute Resolution process under Section 7.7 but in the meantime, the Purchasers shall have the right to handle the claim in a way they deem appropriate taking into account the best interests of LB Holdco (or the LB Holdco Subsidiary, as appropriate) and advice of legal counsel.

7.7	Claims Dispute Resolution.

(a)	If the Seller disputes its liability to the Purchasers with respect to any Indemnity Claim or Third Party Claim brought under Section 7.5 or 7.6, the Seller and the Purchasers shall refer the matter for resolution to the Presidents and Chief Executive Officers of the Seller and each the Purchasers. If the dispute is so resolved by the Presidents and Chief Executive Officers of the Seller and each of the Purchasers, such resolution shall be final and binding on the Parties for all purposes.

(b)	If the Presidents and Chief Executive Officers of the Seller and each of the Purchasers fail to reach an agreement with respect to the dispute within thirty (30) days from referral, then each of the Purchasers and the Seller shall jointly refer the matter to their respective Chairman of the Board. If the dispute remains unresolved despite referral to the Chairman of the Board of the Seller and each of the Purchasers within thirty (30) days from referral, then the matter will be settled through arbitration under Section 11.13.

(c)	In the event, and from the time an arbitral award is made holding the Seller liable to the Purchasers for any Indemnity Claim or Third Party Claim brought under Section 7.5 or 7.6, then the Purchasers may recover from the Seller the amount of the Loss subject of the Indemnity Claim or Third Party Claim, subject to the limitations provided in this Article VII.

ARTICLE VIII

TERMINATION

8.1	Causes for Termination. This Agreement may be terminated by the mutual written agreement of the Seller and the Purchasers.

8.2.	Break Fee

A break fee (“Break Fee”) shall be payable to the Seller as follows:

(a)	If, notwithstanding the fulfillment and satisfaction of all the First Payment Deliverables, any one of the Purchasers (the “Defaulting Purchaser”) shall refuse or otherwise fail to pay its share in the First Payment for any reason whatsoever, the Defaulting Purchaser shall pay to the Seller as penalty an amount equal to Fifty One Million Eight Hundred Fifty One Thousand One Hundred Thirteen Pesos (PHP51,851,113.00). To the fullest extent permitted under applicable Laws and regulations, the non-Defaulting Purchaser and the Seller shall, in good faith, discuss, negotiate, and conclude a joint venture agreement or other mutually acceptable commercial arrangement with respect to each of LB Holdco and the LB Holdco Subsidiary.

(b)	If, notwithstanding the fulfillment and satisfaction of all the First Payment Deliverables, both Purchasers shall each refuse or otherwise fail to pay each of its share in the First Payment for any reason whatsoever, the Purchasers shall pay to the Seller as penalty an aggregate amount equal to One Hundred Three Million Seven Hundred Two Thousand Two Hundred Twenty Six Pesos (PHP103,702,226.00).

(c)	The Break Fee under this Section 8.2 shall be payable within thirty (30) days from receipt of written demand therefor.

8.3	Effectivity and Consequences of Termination.

The termination of this Agreement shall be effective on the date set by the Parties as the effective date of such termination.

8.4	Survival. The following clauses shall survive the termination of this Agreement: (i) Article VIII (Termination); and (ii) Article X (Confidentiality).

ARTICLE IX

NON-SOLICITATION; EXCLUSIVITY

9.1	No Solicitation. From and after the Signing Date until the First Payment Date (or termination of this Agreement prior to the First Payment Date), without the prior written consent of the Purchasers, the Seller, LB Holdco and the LB Holdco Subsidiary (and the respective senior officers with a rank of at least Vice President and directors of the above companies) shall not directly or indirectly solicit, initiate or participate in any way in discussions or negotiations with, or provide information or assistance to, or enter into any agreement with any Person or group of Persons concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition of assets (including by way of lease or similar transaction), joint operating transaction, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing. In the event any communication occurs which violates or proposes to violate the terms of this Article IX, the Seller, LB Holdco or the LB Holdco Subsidiary shall, within twenty four (24) hours of such communication, notify each of the Purchasers of the communication and all details thereof.

9.2	Exclusivity. From the Signing Date until the First Payment Date, the Seller, LB Holdco and any of the LB Holdco Subsidiary, shall not enter into any discussion or agreement or transaction involving the sale, transfer, assignment, or creation of any Encumbrance, on the Sale Shares, the Outstanding Advances, LB Holdco, the LB Holdco Subsidiary, and the Telco Assets.

ARTICLE X

CONFIDENTIALITY

10.1	Confidential Information. No Confidential Information may be disclosed by the Party receiving such information (the “Receiving Party”) to any Person except:

(a)	to directors, senior officers, advisors, counsels, and authorized representatives of the Receiving Party reasonably requiring access to such Confidential Information solely for the purposes of this Agreement and who are obliged to treat the Confidential Information, this Agreement, and the discussions among the Parties as confidential in the same manner and to the same extent as is provided under this Agreement; or

(b)	with the consent of the Party that owns such Confidential Information (the “Disclosing Party”); or

(c)	if the Receiving Party is required to do so by Law, a stock exchange or any Governmental Authority; provided, that the Receiving Party will promptly give the Disclosing Party written notice of such required disclosure to enable the Disclosing Party to seek legal relief to prevent the disclosure of the Confidential Information; provided further, that if the Disclosing Party fails to obtain legal relief, the Receiving Party will disclose only that portion of the Confidential Information reasonably determined by its counsel as legally required to be disclosed; or

(d)	if the Receiving Party is required to do so in connection with legal proceedings relating to this Agreement.

10.2	Disclosure of Confidential Information. If the Receiving Party discloses Confidential Information under Section 10.1 above, the Receiving Party shall use its reasonable endeavors to ensure that recipients of the Confidential Information do not disclose the Confidential Information except in the circumstances permitted in Section 10.1, or keep the same confidential as may be allowed.

10.3	Use of Confidential Information. The Receiving Party shall not use any Confidential Information, except for the purpose of determining whether to exercise its rights, or in performing its obligations under this Agreement or as otherwise required by Law. The Receiving Party shall not make any use of the Confidential Information or any part of it to the competitive disadvantage of the Disclosing Party.

10.4	Delivery of Materials. In the event of termination of this Agreement, at any time after such termination becomes effective, the defaulting Party shall, on the request of the non-defaulting Party(ies), immediately deliver to the non-defaulting Party or otherwise destroy all documents or other materials containing or referring to Confidential Information which are:

(a)	in the defaulting Party’s possession, power or control; or

(b)	in the possession, power or control of Persons who have received Confidential Information under this Agreement.

The defaulting Party shall, if requested by the non-defaulting Party(ies) provide to the non-defaulting Party(ies) a certification under oath from a duly authorized officer of the defaulting Party that all such documents or other materials containing or referring to Confidential Information have been returned, erased or destroyed.

This Section 10.4 shall not apply to Confidential Information which the defaulting Party must retain because of any Law or any legally binding order or rule of any court, tribunal, authority, administrative body, judicial body, regulator or stock exchange; provided, that such Confidential Information retained by the defaulting Party remains subject to this Article X.

10.5	Confidentiality of the Transaction. Prior to the First Payment Date, no Party shall disclose the negotiations leading to, the making of this Agreement and its terms (or any other agreement referred to in this Agreement) and the transactions and matters which are the subject of this Agreement to any third party without the prior approval of the other Parties of the form and manner of the disclosure, and each Party shall procure that each of its directors, employees, advisers, or agents shall not make any such disclosure without the prior approval of the other Parties, unless and to the extent that disclosure is:

(a)	to its professional advisers; or

(b)	required by Law or the rules of any stock exchange or other regulatory body, and provided that in relation to any announcement, the disclosing party shall immediately notify the other Parties of the requirement to make any such announcement and shall disclose its contents to the other Parties prior to such announcement and shall give the other Parties an opportunity to comment on the contents.

This Section 10.5 shall not apply to disclosure of such information to or at the written request of or with the written consent of the non-disclosing Party, or such information, which is in the public domain other than by the disclosing Party’s breach of this Article X.

10.6	Confidentiality. The Seller and LB Holdco must not, and must procure that its Affiliates shall not, at any time, directly or indirectly use or disclose to any third party any confidential information of the business of LB Holdco, the LB Holdco Subsidiary, or any of the Purchasers or their respective Affiliates, which is not generally known or available in the market place or which but for a violation of this Article X would not be generally known or available to the public.

10.7	Remedies. The Receiving Party acknowledges that any unauthorized use or disclosure of the Confidential Information or any part of it in breach of this Agreement may cause material damage to the Disclosing Party and that the Disclosing Party has the right, in addition to any other remedies available at Law or in equity, to seek injunctive relief against the Receiving Party and any representative of the Receiving Party in respect of any such breach of this Article X.

ARTICLE XI

GENERAL PROVISIONS

11.1	Successors and Assignment. This Agreement shall be binding on and inure for the benefit of the successors of each of the Parties but shall not be assignable or otherwise transferable without the prior written consent of the other Party or Parties.

11.2	Severability.

(a)	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

(b)	If any illegal, invalid or unenforceable provision would be legal, valid and enforceable if some part of it were deleted or modified, the provision shall apply with whatever deletion or modification is necessary to give effect to the commercial intention of the Parties.

(c)	Upon the determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order for the transactions contemplated hereby to be consummated as originally contemplated to the greatest extent possible.

11.3	Relationship of the Purchasers. The liabilities of the Purchasers hereunder shall be joint and not solidary (as this is used under Philippine Civil Code) with each other, and nothing in this Agreement shall be deemed to create a partnership or joint venture between or among any of them. Thus, any representation, warranty, obligation, or liability of a Purchaser or of the Purchasers shall not be enforceable, in whole or in part, against the other Purchaser, and such other Purchaser shall not be liable for the representation, warranty, obligations, or liability of any of the other Purchaser. Each of the Purchasers shall be entitled, at its option, to take independent measures with respect to its rights and obligations under this Agreement, and it shall not be necessary for any of the Purchasers to be joined as a party in any judicial or other proceeding for such purpose.

11.4	Costs. Unless otherwise stated in this Agreement, each Party shall bear all its own costs incurred in connection with the preparation, negotiation and execution of this Agreement (including any valuations and audits).

11.5	Notices. Any notice required or permitted to be given by or under this Agreement may be given by delivering the same to the Party in question by delivering it, or by sending it in a prepaid envelope by registered mail or courier, to its address shown in this Agreement or by fax transmission or email as follows:

To Seller:	SCHUTZENGEL TELECOM, INC.

	Address	:	Unit 701, Emerald Building,
24 F. Ortigas Jr. Road, Ortigas Center,
Pasig City

	Facsimile No.	:	+632-6372887

	Attention	:	The President and Chief Operating Officer

To LB Holdco:	BOW ARKEN HOLDING COMPANY, INC.

	Address	:	Unit 701, Emerald Building,
24 F. Ortigas Jr. Road, Ortigas Center,
Pasig City

	Facsimile No.	:	+632-6372887

	Attention	:	The Chairman and President

To PLDT:	PHILIPPINE LONG DISTANCE TELEPHONE COMPANY

	Address	:	Ramon Cojuangco Building
Makati Avenue, Makati City

	Facsimile No.	:	+632-8880686; +632-8107138

	Attention	:	The Chairman and President

To GLOBE:	GLOBE TELECOM, INC.

	Address	:	The Globe Tower
32nd Street corner 7th Avenue
Bonifacio Global City, Taguig City

	Email	:	elcu@globe.com.ph

	Attention	:	The Chief Executive Officer

or to such other address, fax number or email address as the Party concerned may have notified to the others in accordance with this Section 11.5. Any such notice shall be deemed to be served upon receipt and shall be deemed to have been received:

(a)	at the time of delivery, if delivered by hand;

(b)	at the time of posting, if delivered by registered mail or courier; or

(c)	at the time of transmission in legible form, if delivered by fax or email.

11.6	Waiver. Any Party to this Agreement may waive compliance with any of the agreements or conditions of the other Parties contained herein. Any such waiver or extension shall only be valid if set forth in an instrument in writing signed by the Party waiving compliance. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

11.7	Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of the Seller and the Purchasers.

11.8	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9	Entire Agreement.

(a)	This Agreement forms the entire agreement between the Parties relating to the matters referred to in this Agreement. This Agreement replaces and supersedes any previous representations, warranties, undertakings, proposal, correspondence, understanding or other communication, whether written or oral, between the Parties. None of the Parties shall be liable to the other, in equity or otherwise, for any warranty or representation that is not set out in this Agreement. Each Party acknowledges that it has not relied on or been induced to enter into this Agreement by any warranty or representation other than those expressly set out in this Agreement.

(b)	To the extent permitted by Law and except in the case of fraud, each of the Parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

11.10	Further Action and Assurances. Each of the Parties shall use all reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement, including the transfer of management and operation of LB Holdco and LB Holdco Subsidiary and the election of new LB Holdco nominee directors in the LB Holdco Subsidiary following the First Payment Date. From and after the First Payment Date, it is understood that the management and operation of LB Holdco and the LB Holdco Subsidiary shall be the sole responsibility of the Purchasers.

11.11	Disclaimer. Nothing in this Agreement shall entitle any Person other than the Seller or the Purchasers (or their respective successors and permitted assignees) to any claim, cause of action, remedy, or right of any kind.

11.12	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of the Philippines, unless the principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

11.13	Arbitration. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination shall be exclusively referred to and finally settled by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Center (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The arbitration tribunal shall consist of three arbitrators. The arbitral proceedings shall be conducted in the English language. The arbitration proceedings shall be strictly confidential. Any party to this Agreement may initiate arbitration proceedings against one or more other Parties to this Agreement by sending a request for arbitration to all other Parties to this Agreement.

The Parties agree that an arbitral tribunal appointed hereunder may exercise jurisdiction with respect to this Agreement.

The arbitral award shall be final and binding upon the Parties and enforceable by any court having jurisdiction for this purpose.

The Parties agree that the provisions of this Section 11.13 constitute a separate and independent agreement among them and no claim that this Agreement is void, unenforceable or ineffective shall preclude the submission of any dispute, controversy or claim to arbitration. The Parties recognize that: (a) the panel of arbitrators has jurisdiction to settle the issue of whether this Agreement (or any provision thereof) is void, unenforceable or ineffective; and (b) except to the extent allowed under Sections 28 and 29 of Republic Act No. 9285 (2004), no Party has the right to ask a court to restrain or enjoin the conduct of arbitration proceedings for the settlement of any dispute, controversy or claim under this Agreement. The Parties also agree that the filing of any judicial complaint or suit against any Party and any of such Party’s officers, directors, employees or agents in relation to any matter arising out of, or relating to, or in connection with this Agreement, shall not preclude the submission of any dispute, controversy or claim to arbitration.

11.14	Supervening Legislation. Any present or future legislation which operates to vary the obligations of a Party in connection with this Agreement with the result that another Party’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by Law.

- SIGNATURE PAGE FOLLOWS -

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date of this Agreement.

The Seller:

SCHUTZENGEL TELECOM, INC.

By:

/s/ Jose A. Ramos, Jr.
JOSE A. RAMOS, JR.
Director

The Purchasers:

PHILIPPINE LONG DISTANCE TELEPHONE COMPANY

By:

/s/ Manuel V. Pangilinan
MANUEL V. PANGILINAN
Chairman and President

GLOBE TELECOM, INC.

By:

/s/ Ernest L. Cu
ERNEST L. CU
President and Chief Executive Officer

The Company:

BOW ARKEN HOLDING COMPANY, INC.

By:

/s/ Jose A. Ramos, Jr.
JOSE A. RAMOS, JR.
Director

SCHEDULE 6

DEFINITIONS

“Action”	Means an action, dispute, claim, demand, investigation, inquiry, prosecution, litigation, proceeding, arbitration, mediation, suit, or dispute resolution, whether at law, in equity, under statute or otherwise and whether actual or contingent.

“Affiliate”	Means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under direct or indirect common Control with, such specified Person.

“Bank Debt”	Means all the current and long-term liabilities of LB Holdco and the LB Holdco Subsidiary owed to banks or other financial institutions.

“BIR”	Means the Philippine Bureau of Internal Revenue.

“Books and Records”	Means the records, documents, evidence of title, and other papers relating to a company, its business and assets, including the minute books, stock and transfer book, stock records, and other corporate and accounting records, ledgers, and journals.

“Break Fee”	Has the meaning given to it in Section 8.2.

“Business Day”	Means a day on which banks are open for general business in the Cities of Mandaluyong, Taguig, and Makati, Philippines.

“CGT”	Means the capital gains tax as provided in Republic Act No. 8424 or the National Internal Revenue Code of 1997, as amended.

“Claim Acceptance”	Has the meaning given to it in Section 7.5(b).

“Claim Date”	Has the meaning given to it in Section 7.4.

“Claim Notice”	Has the meaning given to it in Section 7.5(a).

“Claim Objection”	Has the meaning given to it in Section 7.5(b).

“Claim Period”	Has the meaning given to it in Section 7.4.

“Concurrent Transactions”	Has the meaning given to it in Whereas Clause (G).

“Confidential Information”	Means, with respect to a Party, all financial, operational, technical, trade and other information pertaining to the business, operations and affairs of the Party, whether such information be printed, written or verbally furnished by one Party to another, or the latter’s directors, officers, employees, agents or representatives, excluding the following: (i) information which, at the relevant time is in the public domain, or becomes generally known in the industry or to the public, other than as a result of a breach of this Agreement; (ii) information which the recipient can establish to have been known to it at the relevant time, and not acquired directly or indirectly from another Party; or (iii) information which becomes available to the recipient from any third person, the disclosure of which does not constitute a breach of any agreement or legal obligation which such third person has with any Party.

“Confirmatory Due Diligence”	Has the meaning given to it in Section 6.1.

“Confirmatory Due Diligence Period”	Has the meaning given to it in Section 6.1.

“Contract”	Means any written contract, agreements, commitment, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond, or other instrument or consensual obligation that is legally binding.

“Control”	(including, with its correlative meanings, the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise; provided, that in any event, any Person which owns, directly or indirectly, more than fifty percent (50%) of the outstanding capital stock or equity interest having ordinary voting power to elect the board of directors or other governing body of a corporation or any other Person will be deemed control of such corporation or other Person.

“CPCN”	Means each certificate of public convenience and necessity issued by the NTC to the LB Holdco Subsidiary as identified in Schedule 3(A).

“Deeds of Assignment of Subscription Rights”	Means the Deeds of Assignment of Subscription Rights and Deeds of Absolute Sale of the Sale Shares in substantially the same form as Annex A-1 and Annex A-2 covering the sale and purchase of the Seller’s subscription rights to the Sale Shares, including Six (6) fully paid-up common shares of the Company;

“Deeds of Assignment of Outstanding Advances”	Means the Deeds of Assignment of Outstanding Advances in substantially the same form as Annex B covering the sale and assignment of the Outstanding Advances.

“Defaulting Purchaser”	Has the meaning given to it in Section 8.2(a).

“Definitive Agreements”	Means (i) this Agreement; (ii) the Deeds of Assignment of Subscription Rights; (iii) the Deeds of Assignment of Outstanding Advances; (iv) the Second Payment SBLC; and (v) the Final Payment SBLC.

“Disclosing Party”	Has the meaning given to it in Section 10.1(b).

“DST”	Means the documentary stamp taxes as provided in Republic Act No. 8424 or the National Internal Revenue Code of 1997, as amended.

“Encumbrance”	Means, with respect to any property or asset, any lien (statutory or other), claim, charge, adverse interest, option, mortgage, pledge, assessment, security interest, assignment, deposit arrangement, lease, levy, other encumbrance, or other preferential arrangement of any kind in respect of such property or asset; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale, capital lease, or other title retention agreement relating to such property or asset, and any other right of or arrangement with any creditor to have its claims satisfied out of any assets, or the proceeds therefrom, prior to any general creditor of the owner thereof.

“Final Payment”	Has the meaning given to it in Section 3.1(c).

“Final Payment Date”	Has the meaning given to it in Section 3.1(c).

“Final Payment SBLC”	Has the meaning given to it in Section 3.2(a)(2).

“First Payment”	Has the meaning given to it in Section 3.1(a).

“First Payment Acts”	Has the meaning given to it in Section 3.7.

“First Payment Certificate”	Means the certificate to be delivered by the Seller to each of the Purchasers on the First Payment Date in substantially the form provided in Annex C hereof as referred to in Section 3.7(a)(9).

“First Payment Date”	Has the meaning given to it in Section 3.3.

“First Payment Deliverables”	Means each of the conditions and deliverables of the Seller and the Purchasers set out in Section 3.4.

“First Payment Milestone”	Has the meaning given to it in Section 3.3.

“Franchises”	Means all the franchises, provisional authorities, and certificates of convenience and necessity, and material licenses, permits, registrations, and approvals necessary to operate and maintain telecommunications systems in the Philippines.

“Frequencies”	Means all of the frequencies assigned to the LB Holdco Subsidiary as each listed in Schedule 3(B).

“GLOBE”	Means Globe Telecom, Inc.

“Governmental Authorization”	Means any consent, license, permit or registration issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law including the Franchises.

“Governmental Authority”	Means any government office, branch, department, or agency having jurisdiction over any of the Parties, or any Person exercising or entitled to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government having jurisdiction over any of the Parties, or any political subdivision thereof, including those responsible for tax, wherever situated.

“Governing Document”	Means any charter, articles, by-laws, certificates, or similar document adopted, filed or registered with any Governmental Authority in connection with the creation, formation or organization of an entity, and any Contract among shareholders, partners or members of an entity.

“HB Holdco”	Means Brightshare Holdings Corporation.

“HB Holdco Shares”	Means the shares of stock constituting one hundred percent (100%) of the total issued and outstanding capital stock of HB Holdco.

“Incoming Directors”	Means the Persons nominated by the Purchasers to be directors of LB Holdco on the First Payment Date.

“Indemnity Claims”	Has the meaning given to it in Section 7.2(a).

“Key Executives”	Means senior officers and executives of LB Holdco and LB Holdco Subsidiary with rank of at least Vice President.

“Law”	Includes any law, statute, constitution, proclamation, ordinance, by-law, regulation, rule, authorization, concession, grant, franchise, license, directive, guideline, policy, requirement, ruling, judgment, order or decree or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority whether in the Philippines or in any other jurisdiction where a relevant Party has been established, with force and effect of law.

“LB Holdco” or the “Company”	Means Bow Arken Holding Company, Inc.

“LB Holdco Subsidiary”	Means the subsidiary identified in Schedule 2.

“Loss”	Means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses actually suffered or incurred by such Party.

“Material Adverse Change”	Means (1) any change in Law or in the regulatory environment that will make it unlawful for the Parties to make the First Payment; or (2) any significant change in the political conditions of the Philippines that will prevent the Parties from making the First Payment, such as but not limited to war, or widespread rebellion or civil strife.

“Material Adverse Effect”	Means any circumstance, condition, incident, situation, change in, or effect that, individually or in the aggregate with any other circumstances, conditions, incidents, situations, changes in, or effects that will prevent the Company and the Sellers to perform their obligations and undertakings under this Agreement, except for any such changes or effects resulting from changes in general economic, regulatory or political conditions or changes that affect the telecommunications industry in general.

“Notice Period”	Has the meaning given to it in Section 7.5(a).

“NTC”	Means the National Telecommunications Commission.

“Order”	Means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary and Regular Course”	Means in respect of the business of LB Holdco and the LB Holdco Subsidiary the ordinary, regular and usual course of normal day-to-day operations.

“Other Sellers”	Means the owners or holders of the VTI Shares and the HB Holdco Shares.

“Outstanding Advances”	Means the shareholder advances and other advances made by the Seller in LB Holdco and the LB Holdco Subsidiary in the aggregate principal amount of Four Hundred Seventy Five Million Nine Hundred Ninety Five Thousand Seven Hundred Eighty Eight Pesos (PHP475,995,788.00), as set out in Schedule 4.

“Outstanding Advances Purchase Price”	Means the purchase price for the Outstanding Advances as provided in Section 2.3(b).

“PA”	Means each of the provisional authorities issued by the NTC to LB Holdco and the LB Holdco Subsidiary as identified in Schedule 3(A).

“Party”	Means any of the Seller, Purchasers, or LB Holdco, and “Parties” are all of the Seller, Purchasers, and LB Holdco.

“PCC”	Means the Philippine Competition Commission.

“Person”	Means any individual, partnership, firm, corporation, limited liability company, joint venture, association, trust, unincorporated organization, or other entity, committee, department, Governmental Authority, or any body, incorporated or unincorporated, whether having distinct legal personality or not, as well as any syndicate or group that would be deemed to be a person under Philippine Law.

“PFRS”	Means the Philippine Financial Reporting Standards applied on a consistent basis.

“PHP”	Means Philippine Pesos, the lawful currency of the Philippines.

“PLDT”	Means Philippine Long Distance Telephone Company.

“PSE”	Means the Philippine Stock Exchange, Inc.

“Purchase Price”	Has the meaning given to it in Section 2.3.

“Purchasers”	Means PLDT and GLOBE.

“Purchaser Warranties”	Means the representations and warranties of the Purchasers as set forth in Schedule 7(B) of this Agreement.

“Receiving Party”	Has the meaning given to it in Section 10.1.

“Reply Period”	Has the meaning given to it in Section 7.5(b).

“Restricted Business”	Has the meaning given to it in Section 4.2.

“Resigning Directors”	Means the directors of LB Holdco and the LB Holdco Subsidiary enumerated in Schedule 8, who will resign as of the First Payment Date.

“Returns”	Means all returns, reports and declarations of every nature required to be filed with respect to any Tax.

“Sale Shares”	Means the 250,000 common shares of LB Holdco, held by the Seller and its nominee directors constituting 100.00% of the total issued and outstanding capital stock of LB Holdco (including the subscription rights of the Seller over such shares) as set out in Schedule 1 of this Agreement.

“Sale Shares Purchase Price”	Has the meaning given to it in Section 2.3(a).

“SEC”	Means the Philippine Securities and Exchange Commission.

“Second Payment”	Has the meaning given to it in Section 3.1(b).

“Second Payment Date”	Has the meaning given to it in Section 3.1(b).

“Second Payment SBLC”	Has the meaning given to it in Section 3.2(a)(2).

“Seller”	Means Schutzengel Telecom, Inc.

“Seller Acquisition Date”	Means the relevant date on which the Seller or its Affiliates acquired ownership of shares of stock of LB Holdco or LB Holdco Subsidiary.

“Seller Warranties”	Means the representations and warranties of the Seller and LB Holdco as set forth in Schedule 7(A) of this Agreement.

“SMART”	Means Smart Communications, Inc.

“SRC”	Means the Securities Regulations Code of the Philippines (Republic Act No. 8799).

“Tax”	means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Government Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor or transferee.

“Tax Clearance/CAR”	Means the certificate authorizing registration issued by the BIR authorizing the registration in the books of the Company of the transfer of the Sale Shares to the name of the Purchasers.

“Telco Assets”	Means the Franchises, the Frequencies, and other assets held by LB Holdco and LB Holdco Subsidiary.

“Third Party Claim”	Has the meaning given to it in Section 7.6.

“Third Party Consents”	Means the consents by creditors or any other Person which are required to complete or consummate or otherwise carry out the sale and purchase of the Sale Shares or any other transaction contemplated herein.

“Total Liabilities”	Means liabilities of each of LB Holdco and LB Holdco Subsidiary, which shall include: (i) trade payables comprising of outstanding or unpaid accounts to suppliers, unserved balances on contracts and/or purchase orders already issued, and additional contracts that may be entered into or purchase orders that may be issued and which are critical to the ongoing operations of LB Holdco and the LB Holdco Subsidiary; (ii) all current and long term liabilities owed to banks or other financial institutions; and (iii) operating payables comprising of other accounts payable, taxes payable, accrued liabilities, total lease obligations, employee wages, employee severance payment resulting from the transactions contemplated in this Agreement and the Definitive Agreements, deferred taxes, contingent liabilities, and all other short-term and long-term liabilities.

“Validation Period”	Has the meaning given to it in Section 6.2.

“VTI”	Means Vega Telecom, Inc.

“VTI Shares”	Means the shares of stock constituting one hundred percent (100%) of the total issued and outstanding capital stock of VTI.

“Warranties”	Means the Seller Warranties and the Purchaser Warranties.

SCHEDULE 7(A)

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND LB HOLDCO

REPRESENTATIONS AND WARRANTIES OF THE SELLER:

1.	Authority; No Conflicts

(a)	The Seller is a corporation duly organized and validly existing under the laws of the place of its incorporation and has the corporate power and authority to carry on its business as it is now being conducted or presently proposed to be conducted

(b)	The Seller has the requisite legal capacity to enter into, deliver and perform this Agreement and perform the respective Deeds of Sale and Deeds of Assignment. All acts and other proceedings required to be taken by the Seller to authorize the execution, delivery and performance of this Agreement, the Deeds of Sale and the Deeds of Assignment and the consummation of the transactions contemplated hereby and thereby, have been or will have been at or prior to the First Payment Date duly and properly taken.

(c)	This Agreement has been duly executed and delivered by the Seller and the Deeds of Sale and the Deeds of Assignment will be, as of the First Payment Date, duly executed and delivered by the Seller. This Agreement constitutes valid and binding obligations of the Seller and the deeds of sale of share and deeds of assignment of advances will constitute, as of the First Payment Date, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms.

(d)	No Third Party Consents are required.

(e)	All Governmental Authorizations that the Seller is required to obtain have been obtained, and all notices (other than the PCC Notice and the relevant disclosures to the SEC and PSE) that the Seller is required to give to any Person in connection with the execution, delivery and performance of this Agreement have been given.

(f)	Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated under this Agreement will directly or indirectly (with or without notice or lapse of time) (i) breach any provision of the Governing Documents of the Seller, LB Holdco or LB Holdco Subsidiary, as applicable, or any resolution adopted by the shareholders or board of directors of the Seller, LB Holdco and LB Holdco Subsidiary as applicable, (ii) breach any Contract to which the Seller, LB Holdco or a LB Holdco Subsidiary is a party or to which it may be bound, (iii) violate or conflict with any Governmental Authorization or Law to which the Seller, LB Holdco or LB Holdco Subsidiary or any of the assets owned, used or held for use by the Seller, LB Holdco and LB Holdco Subsidiary may be subject, (iv) breach any Order to which the Seller, LB Holdco and LB Holdco Subsidiary or any of the assets owned, used or held for use by the Seller, LB Holdco or LB Holdco Subsidiary may be subject, (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Telco Assets, (vi) violate or conflict with any Governmental Authorization or Law, or breach any Order, to which the Sale Shares may be subject or result in the imposition or creation of any Encumbrances upon or with respect to any of the Sale Shares, other than, in the cases of clauses (iii), (iv) and (v) above.

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND LB HOLDCO:

2.	LB Holdco, LB Holdco Subsidiary and the Sale Shares

(a)	Each of LB Holdco and LB Holdco Subsidiary is an entity duly organized and validly existing under the laws of the place of its jurisdiction, with full corporate or company power (as the case may be) and authority to conduct its business as it is now being conducted, to own or use the Telco Assets that it purports to own or use, and to perform all its obligations under all Contracts to which it is a party. Each of LB Holdco and LB Holdco Subsidiary is duly qualified to do business in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)	The authorized and outstanding capital stock of each of LB Holdco and LB Holdco Subsidiary are set forth in Schedules 1 and 2. The names of the shareholders of each of LB Holdco and LB Holdco Subsidiary and the types and numbers of shares of stock beneficially and of record owned by them as of the date hereof are set forth in Schedules 1 and 2.

(c)	The Sale Shares represent one hundred percent (100.00%) of the total issued and outstanding share capital of LB Holdco. The Seller is and will be on the First Payment Date the sole owner of record and beneficial owner and holder of the Sale Shares, free and clear of all Encumbrances.

(d)	All of the outstanding shares of LB Holdco and LB Holdco Subsidiary have been duly authorized and validly subscribed, paid and non-assessable (except for the unpaid subscription on the Sale Shares amounting to Eighteen Million Seven Hundred Fifty Thousand Pesos (PHP18,750,000.00)) and have not been issued in violation of any preemptive or subscription rights.

(e)	None of the Sale Shares or other outstanding securities of LB Holdco and LB Holdco Subsidiary was issued in violation of any Law. None of LB Holdco or LB Holdco Subsidiary own or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

(f)	There are no outstanding warrants, options, stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which any of LB Holdco and any of LB Holdco Subsidiary, is or may become obligated to issue, sell, purchase, return or redeem, or otherwise acquire any shares of its capital stock and none of the equity securities of LB Holdco and LB Holdco Subsidiary are reserved for sale or issuance for any purpose.

(g)	There is no voting trust, standstill, stockholder or other agreement to which LB Holdco or any LB Holdco Subsidiary is a party or is bound with respect to the voting of the capital stock of LB Holdco or any LB Holdco Subsidiary.

(h)	Except for LB Holdco Subsidiary identified in Schedule 2, LB Holdco does not have any other subsidiaries and affiliates.

(i)	LB Holdco owns legally and beneficially the outstanding capital stock of LB Holdco Subsidiary as set forth in Schedule 2.

(j)	The shareholdings in each of LB Holdco and LB Holdco Subsidiary as of the First Payment Date complies in all material respects and is not in violation of applicable Laws imposing nationality restrictions or limits on foreign ownership of LB Holdco and LB Holdco Subsidiary.

3.	Financial Statements

(a)	Each of the Financial Statements (including the related notes) fairly presents, in all material respects, the financial position, results of operations and cash flow of LB Holdco and LB Holdco Subsidiary as of the respective dates thereof, and each of the other related statements (including the related notes) included in the Financial Statements fairly presents, in all material respects, the results of operations, the changes in financial position and cash flow of LB Holdco and the LB Holdco Subsidiary for the respective periods or as of the respective dates set forth therein, all in conformity with PFRS consistently used therein. None of the entries in the Financial Statements is based on any material extraordinary item or transaction or otherwise based on any transaction not entered into in the Ordinary and Regular Course of business, other than as disclosed in the Financial Statements or to the extent the inclusion of any such entries therein would not prevent the Financial Statements from being a fair presentation, in all material respects, of the financial position, results of operations and cash flow of LB Holdco and LB Holdco Subsidiary as of the respective dates thereof.

“Financial Statements” shall mean the audited financial statements of LB Holdco and the LB Holdco Subsidiary for the past two (2) fiscal years.

(b)	Since the date of the Financial Statements, there has been no material change in the manner of keeping books, accounts, records or in the accounting practice reflected therein of each of LB Holdco and the LB Holdco Subsidiary.

(c)	To the best knowledge of the Seller after reasonable and diligent inquiry, neither each of LB Holdco nor the LB Holdco Subsidiary has outstanding liabilities or claims (including contingent liabilities) of such nature as would have a Material Adverse Effect on LB Holdco or the LB Holdco Subsidiary, except as liabilities disclosed in the Financial Statements and the unaudited financial statements of LB Holdco and the LB Holdco Subsidiary as of the end of the month immediately preceding the First Payment Date.

(d)	LB Holdco and the LB Holdco Subsidiary have no outstanding Bank Debts as of the First Payment Date.

(e)	The total liabilities of LB Holdco and the LB Holdco Subsidiary as at April 30, 2016 is One Hundred Fifteen Million Three Hundred Fifty Two Thousand Three Hundred Eighty Seven Pesos (PHP115,352,387.00).

4.	Accounts Receivables

All accounts receivable reflected on the Financial Statements or the accounting records of LB Holdco and the LB Holdco Subsidiary as of the First Payment Date represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary and Regular Course of business. Reserves with respect to such accounts receivable have been calculated consistent with past practice. To the best knowledge of the Seller after reasonable and diligent inquiry, there is no contest, claim, defense or right of setoff, in the Ordinary and Regular Course of business, under any Contract with any obligor of an account receivable relating to the amount or validity of such account receivable.

5.	No Undisclosed Liabilities

To the best knowledge of the Seller after reasonable and diligent inquiry, none of LB Holdco or the LB Holdco Subsidiary has any liabilities (including without limitation, tax liabilities, accrued liabilities, total lease obligations, deferred taxes, contingent liabilities, off-balance sheet liabilities and other short term and long term liabilities, due and whether incurred in respect of or measured by any income for any period prior to such date arising out of transactions entered into or any state of facts existing prior thereto) that would have been required to be reflected in, reserved against or otherwise described in the Financial Statements or in the notes thereto in accordance with PFRS, except for (a) liabilities reflected in, reserved against or otherwise described in the Financial Statements or in the notes thereto, (b) liabilities incurred in the Ordinary and Regular Course of business since the date of the Financial Statements as expressly reflected in the statement of liabilities of LB Holdco and the LB Holdco Subsidiary for the first quarter of 2016.

6.	No Material Adverse Effect

(a)	Since the date of the Financial Statements, there has not been any event or circumstance that may have a Material Adverse Effect.

(b)	Since the Seller Acquisition Date, none of the following events has occurred or is continuing:

(i)	cancellation, suspension, termination, shortening of the term or coverage or forfeiture of any of the Franchises of LB Holdco Subsidiary;

(ii)	default or change or amendment or revisions in, any of the Franchises of LB Holdco Subsidiary that has a Material Adverse Effect;

(iii)	cancellation, suspension, termination, shortening of the term or coverage or forfeiture of Frequencies of the LB Holdco Subsidiary; or

(iv)	default or change in the assignment of Frequencies of the LB Holdco Subsidiary that has a Material Adverse Effect.

(c)	Since the date of the Financial Statements, none of the following events has occurred or is continuing:

(i)	default in any of the financial obligations that has a Material Adverse Effect; and

(ii)	dispute by any of LB Holdco and the LB Holdco Subsidiary with any of its major suppliers that will have a Material Adverse Effect.

7.	Books and Records

Since the Seller Acquisition Date:

(a)	the Books and Records of each of LB Holdco and the LB Holdco Subsidiary are complete and correct in all material respects;

(b)	the minute books of LB Holdco and the LB Holdco Subsidiary contain accurate and complete records of all meetings held and corporate action, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books; and

(c)	each material transaction of each of LB Holdco and the LB Holdco Subsidiary is properly and accurately recorded on the Books and Records of LB Holdco and the LB Holdco Subsidiary, and each document (including any Contract, invoice, or receipt) on which entries in the Books and Records of LB Holdco and the LB Holdco Subsidiary are based is complete and accurate in all material respects.

On the First Payment Date, all of the Books and Records will be in the possession of each of LB Holdco and the LB Holdco Subsidiary.

8.	Absence of Certain Changes and Events

Except as contemplated by this Agreement, since December 31, 2015, the business of each of LB Holdco and LB Holdco Subsidiary has been conducted only in the Ordinary and Regular Course of business and there has not been any:

(a)	change in the authorized, issued or subscribed shares of any of LB Holdco and the LB Holdco Subsidiary or issuance of any shares of its capital stock, grant of any equity option or right to purchase shares of any of LB Holdco and the LB Holdco Subsidiary, issuance of security convertible into such equity, grant of any registration rights, purchase, redemption, retirement, or other acquisition by any of LB Holdco and the LB Holdco Subsidiary of any of its shares, or declaration or payment of any dividend or other distribution or payment with respect to any of its shares or equity;

(b)	prepayment or acceleration of the payment of any debt of any of LB Holdco and the LB Holdco Subsidiary;

(c)	amendment to the Governing Documents of any of LB Holdco and the LB Holdco Subsidiary;

(d)	payment or increase (in either case, except in the Ordinary and Regular Course of business) by any of LB Holdco and the LB Holdco Subsidiary of any bonuses, salaries, or other compensation to any shareholder, director or employee, or entry into any employment, severance, or similar Contract with any shareholder, director or employee, other than as prescribed under applicable law or existing contracts;

(e)	damage to or destruction or loss of any asset or property of any of LB Holdco and the LB Holdco Subsidiary, whether or not covered by insurance, which may have a Material Adverse Effect to such company;

(f)	except in the Ordinary and Regular Course of business, entry into, modification or termination, or receipt of written notice of termination of any Contract of any of LB Holdco and the LB Holdco Subsidiary or any transaction involving a total remaining commitment by or to any of LB Holdco and the LB Holdco Subsidiary of at least Twenty Million Pesos (PHP20,000,000.00);

(g)	sale, lease, or other disposition of any asset or property of any of LB Holdco and the LB Holdco Subsidiary (except for intra-group sales, leases or other dispositions), or the creation of any Encumbrance on any material asset or on any material asset or property of any of LB Holdco and the LB Holdco Subsidiary;

(h)	cancellation or waiver of any claims or rights with a value to any of LB Holdco and the LB Holdco Subsidiary in excess of Twenty Million Pesos (PHP20,000,000.00);

(i)	material change in the accounting methods used in respect of any of LB Holdco and the LB Holdco Subsidiary; or

(j)	contract or agreement by the Seller or any of LB Holdco and the LB Holdco Subsidiary to do any of the foregoing.

9.	Title to Assets

Each of LB Holdco and LB Holdco Subsidiary has good and valid title to all the assets material to the business of LB Holdco and the LB Holdco Subsidiary, listed, referenced or included in balance sheet portion of the Financial Statements free and clear of all Encumbrances of any nature whatsoever.

10.	Intellectual Property

(a)	Each of LB Holdco and the LB Holdco Subsidiary owns, or is licensed or otherwise has the full right to use, all patents, trademarks, trade names, copyrights, technology, know-how, processes and licenses, used in or necessary for the conduct of its business as heretofore conducted free of any liens.

(b)	No activities of each of LB Holdco and the LB Holdco Subsidiary will infringe any intellectual property rights of any Person and no actions or proceedings have been initiated and are pending against any of LB Holdco or the LB Holdco Subsidiary in respect of such infringement.

(c)	None of LB Holdco or the LB Holdco Subsidiary is in breach of any agreement relating to intellectual property rights to which any of LB Holdco or the LB Holdco Subsidiary is a party (whether as licensor or licensee) or which relate to intellectual property rights of third parties for which the Seller has received written notice. All intellectual property rights required to operate the respective businesses of each of LB Holdco and the LB Holdco Subsidiary are valid and subsisting and nothing has been done or omitted to be done by LB Holdco or the LB Holdco Subsidiary which would have a Material Adverse Effect on the validity or subsistence of any such intellectual property rights. Each of LB Holdco and the LB Holdco Subsidiary has the ability to use all intellectual property rights required to use its assets or to carry on its business as currently conducted and such ability to use will not be affected materially and adversely by the acquisition of the Sale Shares by the Purchasers.

11.	Contracts; No Defaults

(a)	All Contracts entered into by each of LB Holdco and the LB Holdco Subsidiary are in full force and effect and valid and enforceable against LB Holdco or the LB Holdco Subsidiary, as applicable, which is party to it in accordance with its terms. None of LB Holdco or the LB Holdco Subsidiary has breached and is currently in breach of any of the applicable terms and requirements of any of the Contracts for which LB Holdco or any Subsidiaries may be liable, which breach shall have a Material Adverse Effect. None of LB Holdco or LB Holdco Subsidiary has received written notice or other written communication regarding any actual or alleged breach of the Contracts, and the Seller has no knowledge of any breach of any Contract by the other party or parties to it that has a Material Adverse Effect.

(b)	All Contracts entered into by LB Holdco and the LB Holdco Subsidiary have been: (i) duly and validly executed and delivered pursuant to due authority; and (ii) entered into on arms-length terms.

(c)	None of LB Holdco and the LB Holdco Subsidiary is a party to any Contract which restricts its ability to engage in its primary business.

(d)	None of LB Holdco and the LB Holdco Subsidiary is party to any Contract under which any third party is entitled, as a result of change in ownership of the Subject Shares:

(i)	to terminate the Contract;

(ii)	to accelerate payment or require the payment of damages or indemnity from, or create any financial obligation on the part of, LB Holdco and the LB Holdco Subsidiary;

(iii)	to call any of LB Holdco and the LB Holdco Subsidiary in default of the Contract; or

(iv)	to require the adoption of terms which are less favorable to LB Holdco and the LB Holdco Subsidiary than the current terms.

(e)	All Contracts, including contracts with suppliers for the supply and provisioning of goods and services relating to the rollout, maintenance and operation, and network infrastructure and facilities, and the operation and provision of services have been and will be disclosed to the Purchasers during the Confirmatory Due Diligence.

(f)	No principal contractor or supplier of LB Holdco and the LB Holdco Subsidiary is in default (or, to the best knowledge of the Seller after reasonable and diligent inquiry, would be in default, but for the requirements of notice or lapse of time, or both) under any of the Contracts with LB Holdco and the LB Holdco Subsidiary.

12.	Taxes

(a)	Since the Seller Acquisition Date, all Returns required to be filed with any taxing authority, including all Returns required to be filed by or on behalf of each of LB Holdco and the LB Holdco Subsidiary, to the extent required to be filed on or before the First Payment Date, have been filed when due in accordance with all applicable Laws.

(b)	None of LB Holdco and the LB Holdco Subsidiary has any Tax liability (whether due or to become due) with respect to the income, property and operations of LB Holdco and the LB Holdco Subsidiary, except for Tax liabilities reflected on the Financial Statements or that have arisen after the date of the Financial Statements in the Ordinary and Regular Course of business.

(c)	For the previous three (3) fiscal years, all Taxes shown as due and payable on any Return previously filed by or on behalf of LB Holdco and the LB Holdco Subsidiary have been timely paid or withheld and remitted to the appropriate taxing authority.

(d)	Neither the Seller nor any of LB Holdco and the LB Holdco Subsidiary has granted or has had granted on its behalf any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

(e)	There is no Action now pending or, to the best knowledge of the Seller after reasonable and diligent inquiry, threatened against or with respect to any of LB Holdco and the LB Holdco Subsidiary in respect of any Tax of which the Seller or any of LB Holdco and the LB Holdco Subsidiary has received written notice.

(f)	There are no liens for Taxes upon the assets or properties of any of LB Holdco and the LB Holdco Subsidiary, except for statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings.

(g)	Since the Seller Acquisition Date, none of LB Holdco and the LB Holdco Subsidiary has received written notice of any claim by a Governmental Authority in a jurisdiction where LB Holdco and the LB Holdco Subsidiary do not file Returns that it is or may be subject to taxation by that Governmental Authority.

(h)	Since the Seller Acquisition Date, each of LB Holdco and the LB Holdco Subsidiary has withheld and paid all Taxes required to have been withheld and paid by applicable Law in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(i)	None of LB Holdco and the LB Holdco Subsidiary is party to any Tax allocation or sharing agreement.

(j)	During the three (3) years prior to the date of this Agreement, none of LB Holdco and the LB Holdco Subsidiary has distributed the stock of another Person, or have had its stock distributed by another Person, in a transaction that was purported or intended to qualify for tax-free treatment.

(k)	There are no outstanding rulings of, or requests for rulings with, any taxing authority expressly addressed to, or from, either LB Holdco and the LB Holdco Subsidiary or the Seller.

13.	Employee Benefits and Labor Standards

(a)	LB Holdco does not have any employees since its date of incorporation.

(b)	To the best knowledge of the Seller after reasonable and diligent inquiry, no Key Executive and no group of employees or independent contractors of the LB Holdco Subsidiary has any plans to terminate his, her or their employment or relationship with the LB Holdco Subsidiary for which the LB Holdco Subsidiary have received written notice, and LB Holdco Subsidiary is not in breach of any Contract with any of its employees.

(c)	Since the Seller Acquisition Date, LB Holdco Subsidiary has complied in all material respects with all Laws relating to labor and employment, including any Laws pertaining to employee relations, employment practices, wages and hours, civil rights, employment discrimination, immigration, occupational safety and health, employee privacy, mass layoffs, labor or arbitration, collective bargaining, or other labor law or ordinance. LB Holdco Subsidiary is not liable for the payment of any claims, damages, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(d)	There are no Action against LB Holdco Subsidiary pending or, to the best knowledge of the Seller after reasonable and diligent inquiry, threatened based on any Laws pertaining to employee relations, employment practices, wages and hours, civil rights, employment discrimination, immigration, occupational safety and health, employee privacy, plant closings or mass layoffs, labor or arbitration, collective bargaining, or other violation of any labor or employment law or ordinance; and, to the best knowledge of the Seller after reasonable and diligent inquiry, there are no facts or circumstances which could form the basis for any of the foregoing.

(e)	LB Holdco Subsidiary is not a party to any settlement agreement, consent decree or other Contract containing continuing compliance or reporting obligations entered into to resolve any labor or employment matter;

(f)	No group of employees of LB Holdco Subsidiary has a pending demand for recognition or filed a petition for recognition or representation rights with any Governmental Authority;

(g)	There are no negotiations pending between LB Holdco Subsidiary and any labor organization or group of employees regarding terms for a collective bargaining agreement or other labor agreement;

(h)	LB Holdco Subsidiary is not a party to or bound by any collective bargaining agreement or any other contract or agreement with any labor organization or group of employees;

(i)	There are no ongoing or, to the best knowledge of the Seller after reasonable and diligent inquiry, threatened labor disputes, including but not limited to strikes, slow downs, sit downs, work stoppages, interruptions of work, picketing or lockouts with respect to employees of the LB Holdco Subsidiary; and, to the best knowledge of the Seller after reasonable and diligent inquiry, there are no facts or circumstances which could form the basis for any of the foregoing;

(j)	There have not been any strikes, slow downs, sit downs, work stoppages, interruptions of work, picketing, lockouts, unfair labor practice charges or other material labor disputes pending or involving any employees of the LB Holdco Subsidiary for the last three (3) years;

(k)	There are no agreements or arrangements for the payment of additional benefits or compensation to any director, officer, employee or consultants rendering services to the LB Holdco Subsidiary or otherwise the grant of golden parachutes (or other similar arrangements) in case of severance of employment from or termination of service or employment contract with LB Holdco Subsidiary upon a change in controlling interest of LB Holdco Subsidiary.

14.	Employee Restrictions

To the best knowledge of the Seller after reasonable and diligent inquiry, no Director or Key Executive of LB Holdco and LB Holdco Subsidiary is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or adversely will affect (a) the performance of his duties as an employee or director of any of LB Holdco and the LB Holdco Subsidiary, or (b) the ability of any of LB Holdco and the LB Holdco Subsidiary to conduct its business.

15.	Compliance with Legal Requirements; Governmental Authorizations; Frequencies

(a)	Since the Seller Acquisition Date, each of LB Holdco and LB Holdco Subsidiary is and at all times, has been, in material compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. To the best knowledge of the Seller after reasonable and diligent inquiry, no event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to cause any of LB Holdco and the LB Holdco Subsidiary to materially violate any Law. The LB Holdco and the LB Holdco Subsidiary have not received, any written notice or other written communication from any Governmental Authority regarding any actual or alleged violation of any Law.

(b)	Since the Seller Acquisition Date, each of LB Holdco and LB Holdco Subsidiary has timely filed all material reports and statements required to be filed by it with all relevant Government Authorities, including but not limited to, the SEC, NTC and Congress of the Philippines, and none of the reports, as its respective date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein so as to ensure that such statements, in light of the circumstances under which they were made, were not misleading.

(c)	All Governmental Authorizations held by LB Holdco and the LB Holdco Subsidiary, are valid and in full force and effect and not the subject of any Action, other than any routine review, by any Governmental Authority. Since the Seller Acquisition Date, each of LB Holdco and LB Holdco Subsidiary is, and at all times has been, in compliance with all of the terms and requirements of each such Governmental Authorization and has not received any written notice or other written communication within the past two (2) years, from any Governmental Authority regarding any actual or alleged material violation of any Governmental Authorization. No Governmental Authorization granted to LB Holdco Subsidiary has been terminated, revoked or cancelled or allowed to lapse. There are no pending or, to the best knowledge of the Seller after reasonable and diligent inquiry, threatened action or claim for the revocation of cancellation of any Governmental Authorization. All applications required to have been filed for the renewal of such material Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities.

(d)	Each of LB Holdco and the LB Holdco Subsidiary has Franchises necessary to allow it to conduct and operate its businesses lawfully in the manner in which it currently conducts and operates its businesses and allow it to own and use its assets in the manner in which it currently owns and uses such assets. The complete list of all Franchises held by the LB Holdco Subsidiary are set forth in Schedule 3(A).

(e)	Since the Seller Acquisition Date, all regulatory fees payable by or due from any of LB Holdco or the LB Holdco Subsidiary have been paid in full, and there are no pending assessments for such regulatory fees issued to any of the LB Holdco or the LB Holdco Subsidiary.

(g)	The complete and accurate list of all Frequencies are set forth in Schedule 3(B). The Frequencies of LB Holdco Subsidiary and the corresponding Franchises for such Frequencies are valid, in full force and effect, and not the subject of any Action , other than any routine review, by any Governmental Authority.

(h)	All Frequencies assigned to LB Holdco Subsidiary are evidenced by applicable frequency assignment sheets. Except for the requirement to obtain the NTC Approvals, there are no restrictions or conditions attached to the Frequencies which would prevent or restrict the Parties from achieving the First Payment Milestone.

(i)	There is no interference on the Frequencies that will restrict or prevent the Purchasers from using the Frequencies.

16.	Insurance

All insurance policies of each of LB Holdco and the LB Holdco Subsidiary are in full force and effect. Since the Seller Acquisition Date, none of LB Holdco and the LB Holdco Subsidiary has received any notice of cancellation or non-renewal with respect to any such policies. Since the Seller Acquisition Date, all premiums due and payable thereon have been paid, and each of LB Holdco and the LB Holdco Subsidiary has complied with the provisions of such policies.

17.	Legal Proceedings; Orders

There are no pending, or to the best knowledge of the Seller after reasonable and diligent inquiry, threatened claims, legal actions, regulatory or other proceedings, arbitrations, prosecutions, or lawsuits against any of LB Holdco and the LB Holdco Subsidiary or involving the Telco Assets, Governmental Authorizations, or any of their material properties of which any of LB Holdco and the LB Holdco Subsidiary has received notice or is otherwise aware. There are no actions, suits or proceedings pending or, to the best knowledge of the Seller after reasonable and diligent inquiry, threatened against any of LB Holdco and the LB Holdco Subsidiary which, if adversely decided against LB Holdco and LB Holdco Subsidiary, as the case may be, may impair the ownership of, marketable title to, possession or use of the Telco Assets or the performance of this Agreement by LB Holdco and the LB Holdco Subsidiary. To the best knowledge of the Seller after reasonable and diligent inquiry, there are no circumstances which are likely to give rise to any such action, suit or proceedings.

18.	All Information

(a)	All material information about LB Holdco and the LB Holdco Subsidiary and contained in any written document or communication (including e-mails and documents or communications transmitted electronically) which has been or, will be given to the Purchasers, or the Purchasers’ advisers, or employees, in the course of the Confirmatory Due Diligence and negotiations relating to this Agreement, is true and accurate in all material respects and is not misleading.

(b)	The copies of all contracts and agreements in respect of LB Holdco and the LB Holdco Subsidiary supplied to or made available for review by the Purchasers or any of its advisers, agents or employees, are true and complete.

(c)	No representation or warranty made by each of LB Holdco and the LB Holdco Subsidiary herein or any statement, document or certificate furnished or to be furnished in behalf of LB Holdco and the LB Holdco Subsidiary to the Purchasers in connection with the transactions contemplated hereby, contains or will contain on the First Payment Date any untrue statement of material fact, or omit or will omit to state a material fact necessary in order to make the statement of fact contained herein or therein not misleading.

19.	No Transactions with Affiliates and Related Parties

LB Holdco has not entered into any transaction with or has any indebtedness to any of its directors or officers or any of its shareholders, or any of such shareholders’ affiliates or other related parties, except in the Ordinary and Regular Course of business.

20.	Outstanding Advances

(a)	The aggregate principal amount of the Outstanding Advances is Four Hundred Seventy Five Million Nine Hundred Ninety Five Thousand Seven Hundred Eighty Eight Pesos (PHP475,995,788.00) as of April 30, 2016. The Outstanding Advances are legal, valid and binding obligations due to the Seller from LB Holdco and the LB Holdco Subsidiary, and enforceable against them, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to general principles of equity.

(b)	The Seller has no outstanding liabilities to LB Holdco that may give rise to a right of set-off in favor of LB Holdco.

(c)	The Seller has the legal right and authority to assign the Outstanding Advances absolutely and free from all Encumbrances.

(d)	The Outstanding Advances have not been sold, offered for sale or legally or equitably assigned or otherwise encumbered by the Seller.

(e)	There are no Orders, garnishment, attachments or liens outstanding affecting the Outstanding Advances in any way.

21.	Environmental Liability

Since the Seller Acquisition Date, each of LB Holdco and the LB Holdco Subsidiary (i) is not in violation of any statute, rule, regulation, decision or order of any Governmental Authority relating to the use, disposal or release of hazardous or toxic substances, electromagnetic or radio frequency, wave or current or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substance, (ii) does not own or operate any real property contaminated with any substance that is subject to environmental laws, or (iii) is not subject to any claim relating to environmental laws or any pending or, to the best knowledge of the Seller after reasonable and diligent inquiry, threatened investigation which might lead to such a claim.

SCHEDULE 7(B)

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

1.1	Corporate Existence; Authority; No Conflict

(a)	It is a corporation duly organized, validly existing, and in good standing under the laws of the Philippines and has the corporate power and authority to carry on its business as it is now being conducted or presently proposed to be conducted.

(b)	It has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Its execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by its board of directors, and no other corporate action or corporate proceeding is necessary to authorize this Agreement or the transactions contemplated hereby.

(c)	This Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(d)	The execution and delivery of this Agreement, and the performance of its obligations hereunder, do not and will not violate any Law and will not conflict with or result in a breach of its Governing Documents, or of any Contract to which it is a party or for which it may be bound, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or accelaration) under, any of the terms, conditions or provisions of any such contract, agreement or obligation.